Exhibit 10.103
PULPWOOD FIBRE PROCUREMENT AGENCY AGREEMENT BETWEEN
CARTER HOLT HARVEY PULP & PAPER LIMITED
AND WHAKATANE MILL LIMITED
DATED: May 4, 2010
PARTIES
Carter Holt Harvey Pulp & Paper Limited (CHH)
Whakatane Mill Limited (WML)
BACKGROUND
A.	Carter Holt Harvey Limited and WML have entered into an asset purchase agreement (Asset Purchase Agreement) dated on or about the date of this Agreement under which the Whakatane Mill business will transfer from Carter Holt Harvey Limited to WML.

B.	As part of this transfer, Carter Holt Harvey Limited will assign or novate and WML will take assignment of or novation of an agreement with Tenon Limited (Tenon) dated July 1988 to purchase approximately 115,000 green tonnes (GT) of pulp logs per annum (Tenon Agreement).

C.	In addition to the wood fibre to be supplied to WML by Tenon, WML requires approximately 55,000 GT of wood fibre per annum for the Whakatane Mill (Uncontracted Fibre).

D.	WML wishes to appoint CHH as its agent in relation to the management of the Tenon Agreement and in relation to the purchasing of Uncontracted Fibre in accordance with the terms of this Agreement and CHH wishes to accept such appointment.
AGREEMENT
The parties agree as follows:
1.	INTERPRETATION

In this Agreement, unless the context otherwise requires:

Commencement Date means the date of closing under the Asset Purchase Agreement.

CPI means the Consumers Price Index (All Groups) for New Zealand expressed as a percentage as calculated by Statistics New Zealand and published quarterly or such replacement index as is reasonably nominated by CHH if the Consumer Price Index (All Groups) ceases to exist or is varied from that applicable as at the date of this Agreement.

Force Majeure Event means any or all of the following events or occurrences and the effects thereof: act of God or public enemy, flood, earthquake, storm, cyclone, tornado, hurricane, lightning, fire, explosion, epidemic, war, embargo, riot or civil disturbance, strike or other labour dispute, sabotage, expropriation, confiscation or requisitioning of facilities, order or temporary or permanent injunction of any duly constituted court of competent jurisdiction and any other matter or event which is beyond the control of a party (but excluding the payment of money for any reason) and of which that party could not take reasonable measures to prevent or mitigate the effects.

Specifications means the specifications set out in Appendix 1 to this Agreement. Term means the period referred to in clause 2.2. Whakatane Mill means WML’s mill at Whakatane.

Wood Council means the representatives of CHH (acting as agent for WML), Tenon and the parties from whom Tenon purchases the wood fibre supplied under the Tenon Agreement, being, as at the date of this Agreement, OTPP New Zealand Forest Investments Limited and Viking Global New Zealand Limited.

A reference to New Zealand dollars, dollars, NZ$ or $ is a reference to the lawful currency of New Zealand.

2.	APPOINTMENT AND TERM

2.1.	Appointment

WML appoints CHH as its exclusive agent in relation to the management of procurement:
(a)	under the Tenon Agreement; and

(b)	of Uncontracted Fibre,
in accordance with the terms of this Agreement. CHH accepts the appointment as agent, on the terms set out in this Agreement. For the avoidance of doubt, WML will not purchase, obtain or otherwise procure any wood fibre except through CHH, as its exclusive agent.

2.2.	Term

This Agreement will commence on the Commencement Date and will continue thereafter until the date which is 5 years from the Commencement Date or until terminated otherwise in accordance with clause 6 or clause 11.

3.	CHH’S OBLIGATIONS

3.1.	Tenon Agreement fibre

CHH will represent and promote WML’s commercial interests at the Wood Council in relation to the co-ordination, administration and management, including any negotiations on pricing and compliance with the specifications, of wood fibre to be supplied under the Tenon Agreement and WML’s ongoing obligations under the Tenon Agreement. CHH will meet monthly and generally liaise with the members of the Wood Council as required.

CHH will keep WML generally informed of developments concerning WML’s interest in the Tenon Agreement and will, if requested by WML, bring a representative of WML to meetings of the Wood Council in particular if material resolutions are expected to be taken.

WML acknowledges that CHH is in discussions with Tenon and OTPP New Zealand Forest Investments Limited and Viking Global New Zealand Limited to replace the existing Tenon Agreement with a new agreement to be made between the purchaser of wood fibre under the Tenon Agreement and OTPP New Zealand Forest Investments Limited and Viking Global New Zealand Limited. CHH will keep WML fully informed on progress with those discussions and consult with WML in good faith. Any new agreement will be subject to the approval in writing of WML provided that such approval may not be unreasonably withheld or delayed and WML must give its approval and promptly execute the new agreement (together with any ancillary documentation) if the new agreement is broadly on the same terms as the Tenon Agreement. In the event that the existing Tenon Agreement is replaced by a new agreement, CHH and WML will promptly enter into negotiations in good faith on consequential amendments to this Agreement to reflect operational changes relating to the procurement of wood fibre for the Whakatane Mill brought about by the new agreement.

3.2.	Forecast for Uncontracted Fibre

WML will provide CHH with an annual month-by-month forecast of WML’s requirements for Uncontracted Fibre, specified in metric GT, no later than 30 September of each year of the Term. At least three months prior to the date on which WML requires Uncontracted Fibre, WML must provide to CHH a written binding request to procure the Uncontracted Fibre (Request to Procure). The Request to Procure must specify the volumes required by WML.

The parties acknowledge that WML generally intends to run the Whakatane Mill 365 days a year, however, wood fibre cannot be supplied during certain holiday periods, such as Christmas, due to forest closures. To account for these closures, WML will need to build-up its inventories of wood fibre at certain times of the year to ensure that it is always able to run the Whakatane Mill. WML will use its reasonable endeavours to request the procurement of Uncontracted Fibre on a consistent and even basis throughout the year, which should reflect the inventory build-up of wood fibre required to run the Whakatane Mill over the Christmas or any other holiday period.

3.3.	Procurement of Uncontracted Fibre

Subject to clause 3.5, CHH will manage the procurement of the Uncontracted Fibre. CHH will use its reasonable endeavours to always procure wood fibre from suppliers in accordance with the Specifications and in the volumes set out in the Request to Procure and at a price favourable to WML.

Where WML has not provided a Request to Procure within the time specified in clause 3.2, then CHH will procure the Uncontracted Fibre on WML’s behalf in the volumes and on any terms set out in the latest forecast.

3.4.	FSC certified fibre

WML prefers, where pricing is approximately equivalent, that any Uncontracted Fibre procured by CHH be FSC certified, however, the parties acknowledge that supplies of FSC certified fibre are limited. When procuring the Uncontracted Fibre on WML’s behalf, and where pricing is approximately equivalent, CHH will use its reasonable endeavours to procure FSC certified fibre in priority to non-FSC certified fibre.

3.5.	Preferred suppliers

CHH may procure the Uncontracted Fibre from within or outside the Central North Island region, however, CHH will use its reasonable endeavours to procure the most cost effective supplier to WML for the Uncontracted Fibre. At any time during the Term of this Agreement, WML may specify preferred suppliers for supplying all or any part of the Uncontracted Fibre. Where WML has specified a preferred supplier of Uncontracted Fibre, CHH will seek to procure the Uncontracted Fibre from the preferred supplier in preference to other suppliers.

3.6.	Non-compliance with Request to Procure

CHH will use reasonable endeavours to comply with the Request to Procure. If for any reason, CHH cannot arrange for the procurement of Uncontracted Fibre in accordance with the Specifications or Request to Procure, CHH will notify WML as soon as possible so that:
(a)	WML may make separate arrangements for procurement of the Uncontracted Fibre; or

(b)	WML may revise its Request to Procure accordingly.
3.7.	Represent WML’s Interests

CHH will represent and promote WML’s commercial interests in relation to the management of procurement of the Uncontracted Fibre. CHH will keep WML generally informed of developments concerning WML’s interest in purchasing the Uncontracted Fibre.

3.8.	Payment for wood fibre

It is intended by the parties that the wood fibre suppliers under the Tenon Agreement and of the Uncontracted Fibre will invoice WML directly for any wood fibre supplied to WML. CHH is under no obligation to make any payments on WML’s behalf or perform any obligations of WML under the Tenon Agreement or any contract for Uncontracted Fibre (except as expressly provided for in this Agreement in its role as agent of WML).

3.9.	CHH can bind WML

Prior to the commencement of each quarter, WML and CHH will meet and agree purchasing parameters for the forthcoming quarter. WML agrees that CHH will have the capacity to bind WML in relation to matters involving the Tenon Agreement and the Uncontracted Fibre, including but not limited to prices to be paid by WML under the Tenon Agreement or any agreement to purchase the Uncontracted Fibre, provided that CHH will not act outside the agreed purchasing parameters without the consent of WML (not to be unreasonably withheld or delayed).

3.10.	Delivery method and time

CHH will procure all Uncontracted Fibre for WML on a ‘delivered to Whakatane Mill’ DDP (Incoterms 2000) basis and will request that the wood fibre procured under this Agreement be delivered to WML between 6am and 5pm unless otherwise agreed, and in accordance with normal industry delivery practices.

3.11.	No preference to CHH

When procuring the Uncontracted Fibre for WML, CHH will also be procuring wood fibre on behalf of its own business. CHH will not act in a manner which favours CHH’s procurement strategy ahead of that of WML. CHH agrees that WML will not be unequally discriminated against in relation to CHH’s own business and procurement strategies.

3.12.	Information/Records

CHH shall regularly and upon WML’s request report and provide to WML any information in relation to the procurement and agency activities performed by CHH under this Agreement. CHH shall keep separate and accurate records relating to the services of CHH performed hereunder to WML.

4.	WML’S OBLIGATIONS

4.1.	Agency fee

In consideration of the services provided by CHH under this Agreement, WML will pay to CHH an agency fee (Agency Fee) equal to the greater of:
(a)	$4,000 per month; or

(b)	$0.30 per GT of wood fibre received by WML in the relevant month under the Tenon Agreement and through CHH’s procurement of the Uncontracted Fibre, plus any applicable GST. The Agency Fee shall be adjusted annually as from 1 January 2011 (and on each anniversary thereafter) by the percentage change in the CPI over the immediately preceding 12 month period.

4.2.	Records

For the purposes of determining the Agency Fee, WML will maintain sufficiently detailed records of all wood fibre that WML receives (as recorded over the weighbridge at the Whakatane Mill) under the Tenon Agreement and through CHH’s procurement of the Uncontracted Fibre. Within 7 days after the end of each month, WML will provide CHH with a list summarising the details of all wood fibre that WML received during the previous month under the Tenon Agreement and through CHH’s procurement of the Uncontracted Fibre.

4.3.	Invoice and payment

CHH will provide WML with a tax invoice for the Agency Fee within 14 days following the end of each month to which it relates. WML will pay all Agency Fees due on the last day of the month following the date of the invoice.

5.	DISPUTE RESOLUTION PROCESS

5.1.	Procedure

If any dispute arises between the parties under or in connection with this Agreement:
(a)	the dispute must initially be referred to the parties’ respective nominated representatives who are responsible for the management of this Agreement;

(b)	the representatives must then use their reasonable endeavours to resolve the dispute; and

(c)	if the parties’ representatives are unable to resolve the dispute within 30 days of the referral, or such other period as is agreed in writing, the dispute must be referred to the parties’ respective Chief Executives who will use their reasonable endeavours to resolve the dispute within 10 days.
5.2.	No resolution

If the dispute cannot be resolved by the parties’ respective Chief Executives within the time period specified in clause 5.1(c), either party may require the dispute to be referred to an independent expert (Independent Expert) in accordance with the provisions of clause 5.3. The Independent Expert’s decision will be final and binding on the parties, save for manifest error.

5.3.	Independent Expert

The Independent Expert will be appointed in accordance with the following provisions:

(a)	the independent Expert will be appointed by both parties or, where the parties cannot agree within 14 days, appointed by the President of the New Zealand Law Society;

(b)	the Independent Expert will act as an expert and not as an arbitrator and the law relating to arbitration will not apply to the Independent Expert’s determination; and

(c)	the costs and expenses of the Independent Expert will be shared by the parties equally.
5.4.	Confidentiality

The parties will hold confidential, unless otherwise required by law or at the direction of a court of competent jurisdiction, all information relating to the subject matter of the dispute as disclosed during or for the purposes of dispute resolution under this clause 5.

6.	TERMINATION

6.1.	Termination without cause

WML may terminate this Agreement by giving a minimum of six months written notice of termination to CHH.

6.2.	Termination with cause

A party may terminate this Agreement with immediate effect by giving written notice to the other party if:
(a)	that other party commits a material breach of this Agreement that is not capable of being remedied;

(b)	that other party commits a material breach of this Agreement that is capable of being remedied, and then fails to remedy the breach within 30 days after receiving notice requiring it to do so;

(c)	that other party ceases to be able to pay its debts as and when they become due or ceases to carry on business; or

(d)	any step is taken to appoint a receiver, a receiver and manager, a provisional liquidator, a liquidator, an administrator or other like person of the whole or part of that other party’s assets, operations or business, or any action is taken by any person that is analogous to the foregoing.
6.3.	Return of records

As soon as reasonably practicable and in any event no later than 30 days of the expiration or termination of this Agreement, CHH must return or procure the return of all records relating to the services of CHH performed hereunder to WML at no additional cost (except for any records CHH is required by law to retain).

7.	ASSIGNMENT

7.1.	No assignment without consent

This Agreement may be assigned by either party subject to approval in writing from the other party. This approval is not to be unreasonably withheld and shall be given if:

(a)	the party requesting approval (Requesting Party) proves to the reasonable satisfaction of the other party that the proposed assignee is respectable, responsible and has the financial resources to meet the Requesting Party’s obligations under this Agreement; and

(b)	all amounts due and payable by the Requesting Party under this Agreement have been paid and there is not any subsisting material breach of the Requesting Party’s obligations under this Agreement.
7.2.	Assignment to Related Entitles

Notwithstanding clause 7.1 and clause 7.3, either party may assign or otherwise transfer without the approval of the other party any right or obligation arising out of this Agreement to any entity who is (directly or indirectly) owned or controlled by Mr. Graeme Richard Hart.

7.3.	Change in Control

A change in control of either party will be deemed to be an assignment for the purposes of this clause 7. For the purposes of this Agreement, change in control means:
(a)	where a party ceases to be controlled directly or indirectly by Mr. Graeme Richard Hart;

(b)	where there is a change in direct or indirect control of a party (but, for the avoidance of doubt, if a party is controlled directly or indirectly by Mr Graeme Richard Hart, there will not be a change in control of that party arising from any transfer or other transaction if, following that transfer or transaction, that party continues to be controlled directly or indirectly by Mr. Graeme Richard Hart);

(c)	a sale of the majority of the assets comprising the Whakatane Mill to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart; or

(d)	a sale of the majority of the assets comprising the CHH Kinleith pulp mill and the majority of the assets comprising the CHH Tasman pulp mill to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart.
8.	LIMITATION OF LIABILITY

8.1.	Limited liability per claim

Subject to clauses 8.2 and 8.3, the liability of either party under this Agreement shall be limited to $100,000 per claim or series of related claims.

8.2.	Liability for negligence, wilful act or omission

The liability of either party where, and to the extent that, the losses or damages of the other party are caused by the liable party’s negligence or wilful act or wilful omission shall not be subject to the limitations in clauses 8.1 and 8.4

8.3.	Limited aggregate liability

Other than in respect of WML’s obligation to pay the Agency Fee and the price for the wood fibre procured by CHH as agent under this Agreement, the liability of either party under this Agreement shall be limited in any 12 month period commencing as from the Commencement Date to $1.0 million.

8.4.	Exclusion of liability

Subject to clause 8.2, each party shall not in any circumstances be liable to the other party for any loss of profits or indirect or other consequential loss or damage (including any loss of: business income; profits; revenue; customers; penalties; fines; damages for personal injury; use of an asset; production; contract; goodwill; or loss or corruption of data and additional finance or interest costs) in relation to this Agreement.

9.	NOTICES

9.1.	Particulars for notices

The particulars for delivery of notices are initially:
(a)	Carter Holt Harvey Pulp & Paper Limited
Address:	Physical Address Kinleith Site State Highway 1 Kinleith Tokoroa 3491 Postal Address Private Bag 6 Tokoroa 3444
Attention:	Brian Stanley
Telephone:	07 885 5999
Facsimile:	07 886 3614
Email:	Brian.Stanley@chh.co.nz

Copy to each of the persons named below:

Carter Holt Harvey Limited
Address:	173 Captain Springs Road Te Papapa Private Bag 92-106 Auckland 1142
Attention:	Business Legal Counsel — Pulp, Paper and Packaging
Facsimile:	09 633 0601

Rank Group Limited
Address:	Level Nine 148 Quay Street PO Box 3515 Auckland
Attention:	Greg Cole
Facsimile:	09 366 6263
Email:	Greg.Cole@rankgroup.co.nz

Rank Group Limited
Address:	Level Nine 148 Quay Street PO Box 3515 Auckland
Attention:	Helen Golding
Facsimile:	09 366 6263
Email:	Helen.Golding@rankgroup.co.nz
(b)	Whakatane Mill Limited
Address:	Mill Road
Whakatane
Attention:	Graham Millar

Telephone:	07 306 380
Facsimile:	07 306 3655
Email:	Graham.Millar@chh.co.nz

Copy to each of the persons named below:

SIG Group
Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall
Switzerland
Attention:	Marco Haussener
Facsimile:	0041 52 674 7200
Email:	Marco.Haussener@sig.biz

SIG Group
Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall Switzerland

Attention:	Daniel Petitpierre
Facsimile:	0041 52 674 6556
Email:	Daniel.Petitpierre@sig.biz
9.2.	Delivery

Any notice, demand, consent or other communication given or made under this Agreement (Notice) must be:
(a)	left at the address (or addresses) set out or referred to in clause 9.1;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address (or addresses) set out or referred to in clause 9.1 ;

(c)	sent by fax to the fax number set out or referred to in clause 9.1;

(d)	sent by email to the email address set out or referred to in clause 9.1; or

(e)	given in any other way permitted by law.
However, if the intended recipient has notified a changed postal address, physical address, fax number or email address, then the communication must be to that address or number.

9.3.	When effective

A Notice takes effect from the time it is received unless a later time is specified.

9.4.	Receipt — post

If sent by post, a Notice is taken to be received three days after posting (or seven days after posting if sent to or from a place outside New Zealand).

9.5.	Receipt — fax

If sent by fax, a Notice is taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

9.6.	Receipt — email

If sent by email, a Notice is taken to be received at the time shown in the sent email as the time that the email was sent.

9.7.	After hours communications

If a Notice is given:
(a)	after 5.00 pm in the place of receipt;

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt; or

(c)	on a day starting from and including 24 December to 3 January, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

10.	CONFIDENTIALITY

Except as required by law or by the rules of any applicable stock exchange, each party agrees to keep the terms of this Agreement and any information supplied directly or indirectly by the other party (which is not public information) confidential, provided that each party is permitted to make such disclosures to its employees, agents, advisers or subcontractors as is necessary to enable that party to perform its obligations under this Agreement.

11.	FORCE MAJUERE

Neither party will be liable for any failure to perform its obligations under this Agreement where such failure is due to a Force Majeure Event, provided that the affected party:
(a)	promptly notifies the other party of the cause arising;

(b)	uses its reasonable endeavours to overcome or work around such cause and to minimise its effects; and

(c)	uses its reasonable endeavours to resume performance of the obligation frustrated by such cause as soon as such cause has abated.
Either party may terminate this Agreement in whole or in part to the extent the other party’s performance of its obligations under this Agreement is materially affected by a Force Majeure Event lasting more than 20 days.

If CHH is unable to provide any of the services due to a Force Majeure Event, then WML may purchase or source the relevant services from a third party while the Force Majeure Event continues.

12.	GOVERNING LAW

This Agreement will be governed by and construed in accordance with the laws of New Zealand. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New Zealand.

13.	COSTS

Subject to any express provision in this document to the contrary, each party shall bear its own legal and other costs and expenses relating directly or indirectly to the preparation of, and performance of its obligations under, this Agreement.

14.	AMENDMENT

This Agreement may only be varied or replaced by an instrument in writing duly executed by the parties.

15.	COUNTERPARTS

This Agreement may consist of a number of counterparts and if so the counterparts taken together constitute one and the same instrument.

16.	JOINT AND SEVERAL LIABILITY

An obligation under this Agreement of two or more persons binds them jointly and severally.

17.	ENTIRE AGREEMENT

This Agreement and the documents specifically referred to in it constitute the entire understanding and agreement between WML and CHH with respect to the management of procurement of the Tenon Agreement and Uncontracted Fibre, and supersedes all negotiations, prior discussions, and preliminary agreements, between the parties.

18.	INVALIDITY

If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be deleted from the document, and the parties shall in good faith negotiate to replace the provision with a new provision which being legal, valid and enforceable, comes closest to the meaning of the original provision, and the remainder of this Agreement will not be affected.

19.	FURTHER ASSURANCES

Each party shall promptly execute all documents and do all things that any other party from time to time reasonably requires of it to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by it.

Executed as an agreement. Executed by Carter Holt Harvey Pulp &	)
Paper Limited	)

/s/ Robert Bailey
Authorised Signatory

Robert Bailey
Print name

Executed by Whakatane Mill Limited	)
)

/s/ Robert Bailey
Authorised Signatory

Robert Bailey
Print name

APPENDIX 1
Specifications

Carter Holt Harvey Pulp & Paper
Log Specifications
2005
(Kinleith, Tasman and Whakatane Board Mill Sites)
Marking of loads to CHH Pulp & Paper
All side marking should be carried out using white paint; this is provided at the CHH P&P Sites. If loads are not side marked they will not be unloaded. A list of side marking codes is provided at the weighbridges. Side marks are to be carried out on both sides of the truck unit and also on the trailer unit if it is a split load. Logs older than 3 months are required to be side marked with an O in front of grade code.
Explanation of Carter Holt Harvey Pulp and Paper Log Grade Codes
Each log grade can be identified by a three or four letter code, which can be explained as follows:
The 1st Letter indicates the species i.e.

Radiata	= R
Douglas fir	= D
Eucalyptus	= E
Popular	= P
Minor Species:	Larch = L, Strobus = S, Muricata = M, etc.
The 2nd Letter indicates the type of Pulp Wood, i.e.

Arisings Clearfell Pulp	= U
Thinnings Pulp	= T
Billet/Binwood	= B
The 3rd Letter indicates the diameter parameters of the Pulp Wood specific grade, i.e.

A	= 10 to 40cm (55cm for Binwood/Billets).
C	= 10 to 65cm.
H	= 35 to 85cm.
OT	= 65 to 100cm.
O	= 85 + (There are exceptions for Eucalyptus and Poplar Grades Specific to Kinleith).
The 4th Letter is specific to Binwood and Billets, where:

Binwood	= S for short lengths of 0.8 to 3.0m.
Billets	= M for medium lengths 1.8 to 3.0m.

Carter Holt Harvey Pulp and Paper Log Grades and Specifications

						Side Marking
Grade	Length (m)	Mln SED (cm)	Max Diameter (cm)	Customer	Special Requirements	Required
Arising Clearfell Pulp
RUA	Kinleith 3.0 – 8.0	10	40	Kinleith /Whakatane	Whakatane – fixed lengths (+/– 10cm), loads to be less than 4 weeks from felling date.	A
	Whakatane (fixed lengths)
	3.9, 4.9, 5.9
RUC	3.0 – 8.0	10	65	Tasman	Tasman – Must notify customer of future deliveries where the stand basic density is likely to be < 380kg/m3, at least a month in advance. Such logs are to be delivered in separate load quantities. (Side marked LH)	H
RUH	3.0 – 8.0	35	85	Kinleith		H
RUOT	3.0 – 6.1	65	100	Tasman		OS
RUO	3.0 – 6.1	85	–	Kinleith		OS
Thinnings and Young Clearfell Pulp (<20 years) ALL THINNINGS GRADES TO BE BUTT MARKED WITH AN “X”
RTA	Kinleith 3.0 – 8.0	10	40	Kinleith /Whakatane	Whakatane – fixed lengths (+/– 10cm), loads to be less than 4 weeks from felling date.	T
	Whakatane (fixed lengths)
	3.9, 4.9, 5.9
RTC	3.0 – 8.0	10	65	Tasman	Tasman – Must notify of future deliveries 14 years of age or younger, south of	T
					Ngamofu Road. (Side marked LT)
Douglas flr Pulp
DUA	3.0 – 8.0	10	40	Kinleith		D
DUC	3.0 – 8.0	10	65	Kinleith		D
DUH	3.0 – 8.0	35	85	Kinleith		D3
DUO	3.0 – 6.1	85	–	Kinleith		OSD
Blnwood/Billets
RBAS	0.8 – 3.0	10	55	Kinleith	Kinleith – 1 in 15 log ends to be marked with a supplier identifier.
DBAS	0.8 – 3.0	10	55	Kinleith
RBCS	1.0 – 3.0	10	70	Pedersen’s	To be delivered to Pedersen’s Kinleith
RBAM	1.8 – 3.0	10	55	Kinleith	To be delivered by self loader trucks
RBCM	1.8 – 3.0	10	65	Tasman	To be delivered by self loader trucks
RBHM	1.8 – 3.0	35	85	Kinleith	To be delivered by self loader trucks
Eucalyptus Pulp ALL RED EUCALYPT SPECIES ARE TO BE BUTT MARKED WITH “RE”
EUC	3.0 – 7.0. 7.0 – 14.0	8	65	Kinleith/Tasman	Tasman – will only accept log lengths of 3.0 – 7.0m. Red species are to be delivered in separate loads and side marked RE.	E
EUH	3.0 – 7.0, 7.0 – 14.0	8	85	Kinleith		E
EUOT	3.0 – 6.1	65	100	Tasman	Tasman – Red species are to be delivered in separate loads and side marked RE.	OSE
EUO	3.0 – 6.1	85	–	Kinleith		OSE
Poplar Pulp
PUH	3.0 – 8.0	10	85	Kinleith		P
PUO	3.0 – 6.1	85	–	Kinleith		OSP
Minor Species
Use the “Arising Clearfell Pulp” Specifications but replace the Species identifier with that of the Minor Species being delivered						Mill Specific

Carter Holt Harvey Pulp and Paper General Rules for Logs (Rejection Criteria)
1.	All logs in a load must be of the species and grade docketed.

2.	Loads containing foreign objects (such as rocks, metal, plastic, staples, tags etc...) will be rejected.

3.	At least 1 in 10 logs are to be marked on the large end with the felling date and crew number.

4.	All markings on a load must be clear and easily read. Incorrect markings must be rubbed out with paint.

5.	The felling date written on the docket must be the same as that on the oldest log in the load. If the two dates do not correspond, the load risks rejection for wrong docket information.

6.	Any load containing a reject log risks rejection.

7.	No log of diameter greater than the maximum diameter for the log grade is permitted in any load.

8.	Suppliers will be notified of any reject loads arriving at Pulp and Paper Sites.

9.	Loads containing two log grades must be in separate packets and have separate dockets.

10.	Clean Up Loads: →The logs within a load must fit the specifications of the grade each log fits into NOT the grade chosen for docketing purposes. Pulp & Paper sites are to be notified prior to the delivery of cleanup loads.

     Carter Holt Harvey Pulp and Paper Log Quality (Rejection Criteria continued...)
General Requirements
1.	Log form;
–	No forks.

–	Branches must be trimmed flush.

–	Crutches must be chamfer cut.

–	No slovens.

–	Shattered ends/broken faces must be squared off (Show a solid face of no less than 1/2 the log diameter at that point).

–	Fractured logs are unacceptable (The log is broken but still infact).

–	No Hockey sticks accepted.

–	Sweep/Double Sweep/Wobble: → Sweep/Double Sweep/Wobble plus the maximum diameter must not exceed the maximum diameter for the log grade.

–	Knot Size can be no greater than 30cm in diameter for O/OT logs.

–	No spiral grain in O/OT logs.
2.	Other:
–	No Rot.

–	No insect/Huhu beetle damage.

–	No foreign objects, i.e. rocks, metal, plastic, staples, tags etc...
Site Specific Requirements
1.	Whakatane Board Mills:
–	No sound dead wood

–	No Sap slain

–	All log deliveries must betless than 4 weeks from the felling date

–	Log form to be throught single sweep permitted with sweep plus at exceeding 40cm over diameter

–	All logs cut to length as per length specifications identification log grade and specification matrix above.
2.	Kinleith and Tasman;
–	Wood over a year old will be accepted by agreement with the customer.

Minimum Docket information
Every docket must contain the following information:
–	Pulp Grade.

–	Species.

–	Source/Origin.

–	Supplier.

–	Customer.

–	Crew Number.

–	Cartage Contractor.

–	Fell date.

–	Log Length.

–	Compartment Number.

–	Treatment (bark on/off).

–	Operation (clearfell/thinnings/Rejects).